EXHIBIT 16.1

On June 23, 1997 management of the Roller Bearing Company of America, Inc. (the "Company") determined that the Company's independent auditors for the fiscal year commencing March 30, 1997 will be Arthur Andersen, LLP, and accordingly, has dismissed Ernst & Young LLP as of such date. The reports prepared by Ernst & Young LLP for fiscal years 1996 and 1997 contained no adverse opinion or disclaimer of opinion, nor were either of such reports qualified as to uncertainty, audit scope or accounting principles. During fiscal years 1996 and 1997, and for the period from March 29, 1997 through June 23, 1997, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of such disagreement in connection with its reports. Arthur Andersen LLP provided advice to management of the Company in connection with the Recapitalization.